Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Steve Filton

Chief Financial Officer	May 2, 2016

                        610-768-3300

UNIVERSAL HEALTH SERVICES, INC.

ANNOUNCES PURCHASE OF THIRD-PARTY MINORITY OWNERSHIP INTERESTS IN SIX ACUTE CARE HOSPITALS IN LAS VEGAS, NEVADA

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that it has agreed to purchase the minority ownership interests held by a third-party in its six acute care hospitals located in Las Vegas, Nevada. In connection with this transaction, the Company will make an aggregate cash payment of $445 million to the third-party which includes both the purchase price and return of capital.

The ownership interests purchased, which range from 26.1% to 27.5%, relate to Centennial Hills Hospital Medical Center, Desert Springs Hospital, Henderson Hospital (currently under construction), Spring Valley Hospital Medical Center, Summerlin Hospital Medical Center and Valley Hospital Medical Center.

“This transaction reflects our continued confidence in the performance of our hospitals in the Las Vegas market and, in particular, our enthusiasm for the opening of our newest hospital in Henderson, Nevada later this year”, said Alan B. Miller, Chief Executive Officer.

UHS is one of the nation’s largest hospital companies operating through its subsidiaries acute care hospitals, behavioral health facilities and ambulatory centers located throughout the United States, the United Kingdom, Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements which are based on the current expectations of UHS and which are inherently subject to uncertainties and changes in circumstances. UHS undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to UHS’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2015, for more information on additional risks that could cause actual results to differ from the forward-looking statements made herein.